Exhibit 10.9

1100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025 Tel: (310) 966-1444 www.brileysecurities.com

September 23, 2026

ONE Nuclear Energy, LLC

Kevin Dowd

Co-Founder and Chief Operating Officer

Dear Mr. Dowd:

This second amended and restated agreement (“Second A&R Agreement”) sets forth the terms of the engagement by ONE Nuclear Energy, LLC and on behalf of its affiliates and subsidiaries (collectively, the “Company”), and B. Riley Securities, Inc. (“B. Riley”), pursuant to which B. Riley shall serve as the exclusive financial advisor to the Company in connection with (a) a Sale Transaction (as defined below) involving the Company, a subsidiary or divisions and one or more potential purchasers (each, a “Purchaser Entity”) and (b) as sole placement agent for the Company for each Offering (as defined below). The Second A&R Agreement supersedes any prior agreement between the parties relating to the matters discussed herein.

1.	The Transactions.

(a)	During the Engagement Period (as defined below), B. Riley will be the exclusive financial advisor to the Company in connection with a Sale Transaction involving the Company, a subsidiary or divisions and a Purchaser Entity.

(i)	In undertaking its role as exclusive financial advisor, B. Riley anticipates that its activities would include the following, as requested from time to time by the Company:

a.	reviewing and analyzing, from a financial perspective, the general business operations, financial condition and prospects of the Company;

b.	assisting the Company as needed in the preparation of the Company’s financial model;

c.	assisting the Company in the preparation of a confidential information memorandum with respect to the Sale Transaction;

d.	identifying potential Purchaser Entities;

e.	soliciting proposals from Purchaser Entities with respect to a Sale Transaction;

f.	discussions and negotiations with Purchaser Entities;

g.	evaluating proposals from Purchaser Entities; and

h.	such other financial advisory and investment banking services as are customary in engagements of the type contemplated hereby and as may be reasonably agreed upon by the Company and B. Riley.

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	1

Engagement Letter
ONE Nuclear Energy	September 23, 2026

(ii)	The term “Sale Transaction” shall mean each sale (whether in one transaction or a series of transactions) of all or a significant portion of the assets or capital stock of the Company, regardless of how structured, and shall include, without limitation, any sale, merger, joint venture, partnership, spin-off, reverse spin- off, split-off or other business/strategic combination involving the Company, as well as any recapitalization, restructuring or liquidation of the Company, or any other form of transaction or disposition which results in the effective sale, transfer or other disposition of ownership or control over a significant portion of one or more of the principal businesses or operations of the Company. For the avoidance of doubt, a Sale Transaction shall include a merger, reverse merger, capital stock exchange, asset acquisition or sale, stock purchase or sale, reorganization or similar business combination, however structured, involving the Company and any special purpose acquisition company (“SPAC”) or any publicly-traded “shell company” or other publicly-traded entity with minimal assets or operations listed on a United States public market (either, an “Operating Shell” and, collectively with any SPAC, a “Shell Entity”).

(iii)	The Company agrees that during the Engagement Period, it will not contact or solicit Purchaser Entities with respect to a potential Sale Transaction without B. Riley’s knowledge. The Company will also promptly inform B. Riley of any discussions it has or of any inquiry it may receive concerning a potential Sale Transaction.

(b)	During the Engagement Period, B. Riley will be the sole placement agent with respect to any proposed private offering or other financing (each, an “Offering” and, collectively with any Sale Transaction, the “Transactions”) of equity or equity-linked securities (including securities convertible, exchangeable or exercisable for or into equity securities) or debt or debt-like securities or any other type of debt financing, including bank or non-bank credit facilities, lines of credit, letters of credit and the like (“Securities”). The actual terms of each Offering will depend on the outcome of B. Riley’s due diligence investigation and market conditions, and will be subject to negotiation between the Company and B. Riley.

(i)	In undertaking its role as sole placement agent, B. Riley anticipates that its activities would include the following, as requested from time to time by the Company:

a.	reviewing the proposed transaction;

b.	assisting the Company in the Company’s determination of appropriate structure;

c.	conducting an examination of documents and records pertaining to the Company, interviewing Company personnel, and making such other reasonable investigations as B. Riley deems necessary and appropriate under the circumstances;

d.	performing financial analysis of the Company and comparisons with other companies in its industry; and

e.	such other services as are customary in engagements of the type contemplated hereby and as may be agreed upon by the Company and B. Riley.

(ii)	B. Riley intends to conduct each Offering only after execution of a placement agreement, which will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability, all satisfactory to B. Riley in its sole discretion. B. Riley’s willingness to execute the placement agreement and conduct an Offering will be subject to its satisfaction, in its sole discretion and judgment, with market conditions and the results of its due diligence investigation of the Company and its business.

(c)	The Company understands and acknowledges that B. Riley is not undertaking to provide any legal, accounting, tax, regulatory, insurance, executive compensation, environmental or other professional advice or services in connection with this engagement.

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	2

Engagement Letter
ONE Nuclear Energy	September 23, 2026

(d)	During the Engagement Period, the Company will not (i) offer any Securities for sale to, or solicit any offers to buy Securities from, any person or persons, whether directly or indirectly, otherwise than through B. Riley, or (ii) solicit or negotiate with any other person to act as financial advisor, underwriter, or placement agent or to provide other investment banking services to the Company.

(e)	The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and carry out the terms and provisions of this Second A&R Agreement.

(f)	Nothing contained in the Company’s charter documents, by-laws, shareholders’ agreements, or any other document, agreement, contract or instrument to which the Company is a party, to which the Company is subject, or in any order, judgment or settlement of any court or governmental agency to which the Company is bound conflicts with or in any way restricts or otherwise limits or conditions the Company’s ability to enter into, and perform under, this Second A&R Agreement and consummate the transactions contemplated herein. Neither the entering into of this Second A&R Agreement nor the consummation of the transactions contemplated herein will trigger any payment by the Company to a third party (including, but not limited to, any “tail” payments) or require the authorization, registration, qualification or approval of any government agency to which the Company is subject.

(g)	The Company agrees and acknowledges that B. Riley may provide certain of its services hereunder through one or more of its affiliates or agents.

(h)	B. Riley and its affiliates are engaged in securities trading, brokerage activities and private equity investments, as well as providing investment banking and financial advisory services. In the ordinary course of such activities, they may at any time hold long or short positions, and may trade or otherwise effect transactions, for their account or the accounts of customers, in debt or equity securities or other financial instruments of the Company and potential Purchaser Entities and any other company that may be involved in the transactions and other matters contemplated by this Second A&R Agreement, as well as provide investment banking and other financial services to such companies. In addition, B. Riley and its affiliates and certain of their respective employees, may from time-to-time acquire, hold or make direct or indirect investments in, or otherwise finance, a wide variety of companies, including the Purchaser Entities and their affiliates. Nothing in this Second A&R Agreement shall be construed to limit the ability of B. Riley or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with, entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or suppliers similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information. B. Riley and its affiliates will have no duty to disclose to the Company or share with the Company any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business. In addition, in the ordinary course of business, B. Riley may trade the securities of the Company (and of entities with which the Company may be considering entering into a potential transaction or business relationship) for its own account and for the accounts of customers, and may at any time hold a long or short position in such securities.

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	3

Engagement Letter
ONE Nuclear Energy	September 23, 2026

(i)	The Company acknowledges that all advice (written or oral) given by B. Riley to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in Board of Directors and committee meeting minutes, no advice (written or oral) of B. Riley hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to B. Riley be made by the Company (or such persons), without the prior written consent of B. Riley.

2.	Fees and Expenses.

(a)	As compensation for B. Riley’s services hereunder, the Company agrees to pay to B. Riley fees in the form of cash as follows:

(i)	Sale Transaction Fee.

a.	In the event (a) a Sale Transaction is consummated prior to the termination of the Engagement Period or within 12 months following the termination of the Engagement Period (the “Tail Period”) or (b) the Company, prior to the termination of the Engagement Period or during the Tail Period, sends or receives a proposal or enters into an agreement with respect to a potential Sale Transaction and such Sale Transaction is subsequently consummated, a fee in cash (the “Sale Transaction Fee”), equal to 2.0% of the Aggregate Transaction Value (as defined below), subject to a minimum Transaction Fee of $1,500,000, paid in cash concurrently with the closing of the Sale Transaction.

b.	For purposes hereof, the term “Aggregate Transaction Value” means the total amount of cash and the fair market value (determined as set forth below) of any securities, seller notes, or other property paid or payable directly or indirectly by the Purchaser Entity to the Company, its affiliates or its security holders in connection with, or in anticipation of, each Sale Transaction, including, without limitation, (i) any amounts paid into escrow or otherwise held back to support indemnification or similar obligations in connection with the Sale Transaction, (ii) the present value (if agreed to in good faith by B. Riley and the Company) of any contingent consideration to be paid in the future (if not agreed in good faith by B. Riley and the Company, the portion of the Transaction Fee related to such contingent consideration shall be determined and paid as and when such payments are received by the Company or its security holders), (iii) any amounts paid or payable in respect of convertible securities, warrants, stock appreciation rights, options or similar rights, whether or not vested, (iv) any amounts paid by the Company to repurchase any securities of the Company that are outstanding on the date hereof, and (v) the aggregate principal amount of indebtedness for borrowed money and other liabilities (a) in the case of a sale of the Company’s securities, as set forth in the most recent consolidated balance sheet of the Company prior to consummation of the Sale Transaction or (b) in the case of a sale or disposition of the Company’s assets, that is directly or indirectly assumed by the Purchaser Entity. In the event of a sale of less than all of the outstanding capital stock of the Company, Aggregate Transaction Value shall mean the value of all of the outstanding capital stock of the Company, whether or not acquired by the Purchaser Entity, valued based on the per security price paid by the Purchaser Entity. In the event of a sale of less than all of the assets of the Company, Aggregate Transaction Value shall also include the value of any assets and/or property retained by the Company. Notwithstanding the foregoing, for a Sale Transaction with a Shell Entity, Aggregate Transaction Value shall mean the “post money” equity value of the combined company and shall include all of the items referred to above in this Section 2(a)(i)b. except clause (v) hereof, and shall also include, without limitation, all funds held in trust by the Shell Entity not redeemed prior to the consummation of the Sale Transaction, the value of all sponsor equity not forfeited prior to the consummation of the Sale Transaction, including the present value (if agreed to in good faith by B. Riley and the Company) of any deferred sponsor equity, or sponsor equity subject to vesting (if not agreed in good faith by B. Riley and the Company, the portion of the Sale Transaction Fee related to such deferred sponsor equity, or sponsor equity subject to vesting shall be determined and paid as and when such sponsor equity is received by the sponsor or its designees), and any additional debt or equity capital raised in anticipation of, or to consummate, the Sale Transaction (including, without limitation, any PIPE or pre-PIPE transaction consummated by the Company or the Shell Entity). Notwithstanding the foregoing, the Sale Transaction Fee in connection with the proposed business combination with Hennessy Capital Investment Corp. VII (the “Hennessy Combination”) shall be $12 million (the “Hennessy Combination Fee”).

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	4

Engagement Letter
ONE Nuclear Energy	September 23, 2026

c.	The Hennessy Combination Fee shall be fully earned upon the closing of the Hennessy Combination, and due and payable according to the following grid.

Hennessy Combination Fee	Amount	Due and Payable
Hennessy Equity Fee	$4M	At closing of Hennessy Combination, in Company common stock (or other securities) at a per share price equal to the lowest price ascribed to shares of the Company or other securities of the Company issued to any other service provider in connection with the Hennessy Combination, with such securities not subject to any contractual lock-up period
Hennessy Cash Fee	$8M	Following Hennessy Combination, in cash in accordance with Section 2(d)

d.	The Company agrees and is obligated immediately upon the closing of the Hennessy Combination to (i) enter into a committed equity facility (the “CEF”) with B. Riley or an affiliated entity of B. Riley and (ii) execute a power of attorney granting B. Riley certain authority related to such CEF. The Company agrees to maximize its use of the CEF, subject to standard ownership and volume limitations, and to pay B. Riley 65% of the net proceeds raised from the CEF, until such time as the Hennessy Cash Fee is paid in full. The CEF shall contain economic termsconsistent with those contained in the B. Riley Committed Equity Facility Overview materials dated February 2026 and provided to the Company on February 7, 2026 (attached hereto as Appendix II). The Company further agrees to register the common stock or common stock underlying any other securities issued in connection with the Hennessy Equity Fee on the CEF resale registration statement on Form S-1. Notwithstanding the foregoing, if that certain Promissory Note dated February 18, 2026 entered into by ONE Nuclear Energy LLC (the “Borrower”) and by B. Riley Principal Capital, LLC (the “Lender”) and as amended by Amendment No. 1, dated March 31, 2026, by Amendment No. 2, dated June 4, 2026, by Amendment No. 3, dated July 6, 2026, by Amendment No. 4, dated July 9, 2026, by Amendment No. 5, dated July 22, 2026, by Amendment No. 6, dated August 9, 2026, and by Amendment No. 7, dated September 23, 2026 (collectively, the “Note”) remains outstanding at the time that the CEF resale registration statement on form S-1 is declared effective by the U.S. Securities and Exchange Commission, then 100% of the net proceeds raised from the CEF shall first be applied to principal and accrued fees in connection with the Note until the Note is repaid in full. In addition, 100% of the net proceeds from any forward purchase agreement entered into by the Company and an investor/counterparty shall also be applied to the Note until the Note is repaid in full.

e.	The fair market value of any securities (whether debt or equity) or other property shall be determined as follows: (i) the value of securities that are freely tradable in an established public market will be determined on the basis of the average closing market price for the fifteen trading days prior to the closing of the Sale Transaction; it being understood that for the purposes herein, restricted securities for which there is a public market for the underlying security shall be deemed to be valued at the public market price of such securities without applying any type of discount; (ii) the value of escrowed funds, promissory notes, seller notes, fixed future payments, or other non-contingent future payments shall be the face value thereof; and (iii) the value of securities that are not freely tradable or have no established public market, and the value of Aggregate Transaction Value that consists of other property, shall be the fair market value as determined in good faith by B. Riley and the Company.

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	5

Engagement Letter
ONE Nuclear Energy	September 23, 2026

f.	In the event a Sale Transaction is not consummated and the Company or any of its affiliates receives a reverse termination, breakup, topping, other similar fee or any other form of compensation or expense reimbursement, whether payable in cash, property or securities (a “Company Reverse Breakup Fee”), the Company shall pay B. Riley an amount, in cash (the “Reverse Breakup Fee”), equal to 50% of the fair market value (at the time of payment) of any such Company Reverse Breakup Fee. The Reverse Breakup Fee shall be payable to B. Riley upon receipt by the Company of the Company Reverse Breakup Fee. For purposes of determining the amount payable to B. Riley, the term “Reverse Breakup Fee” shall also include the fair market value (as of the close of business on the trading day immediately preceding the date the Company is obligated to pay the Reverse Breakup Fee) of any option to acquire any securities, property or assets granted to the Company in connection with the proposed Sale Transaction after giving effect to the payment of any other portions of the Company Reverse Breakup Fee.

g.	The Company agrees to promptly reimburse B. Riley for its out of pocket expenses regardless of whether a Sale Transaction is consummated. Such expenses shall be promptly reimbursed to B. Riley in cash and in any event within 30 days of the Company’s receipt of B. Riley’s written request for reimbursement. The provisions of this Section shall not in any way limit the Company’s obligations pursuant to Section 5 or Appendix I hereto.

(ii)	Offering Fees.

a.	B. Riley will act as sole placement agent of each Offering, as the case may be.

b.	Concurrently with the consummation of each Offering, the Company shall pay in cash to B. Riley fees (“Offering Fees”) equal to:

i.	6.0% of the first $100 million of gross proceeds and 5.5% of any incremental gross proceeds above $100 million received from the sale of any equity or equity-linked Securities (including Securities convertible, exchangeable or exercisable for or into equity securities) by the Company (including Company stockholders); and

ii.	3.0% of the first $100 million of gross proceeds and 2.0% of any incremental gross proceeds above $100 million received from the sale of any debt or debt-like Securities (other than Securities described in clause i. above) by the Company (including Company stockholders) or any other type of debt financing, including bank or non-bank credit facilities, lines of credit, letters of credit and the like.

c.	B. Riley agrees that Offering Fees are contingent on the closing of the purchase and sale of Securities pursuant to the applicable Offering and the Company will not be obligated to pay Offering Fees unless such Offering is consummated.

d.	B. Riley will be entitled to Offering Fees based on the total amount of capital committed to the Company at closing, whether or not such commitment is drawn in its entirety at that time. Offering Fees with respect to funds that are contingent and payable, or become available, after the closing date of an Offering (such as funds held in escrow or funds for which availability is subject to the meeting of certain conditions), shall be payable to B. Riley if and when such funds are received by the Company or, if sooner, become available to the Company without contingencies, and shall remain payable upon receipt or, if sooner, availability to the Company without contingencies, regardless of whether they are received or become available to the Company without contingencies after the expiration or termination of the Engagement Period or the Tail Period.

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	6

Engagement Letter
ONE Nuclear Energy	September 23, 2026

e.	The Company acknowledges that the efforts of B. Riley in performing the services described herein will be of substantial assistance to the Company in enabling it to access the capital markets. Therefore, if an Offering is not consummated during the Engagement Period and any person purchases securities from, or provides any other type of financing to, the Company during the Tail Period, the Company shall pay B. Riley a termination fee equal to the fee B. Riley would have been entitled to pursuant to Section 2(a)(ii)b. above had such sale of Securities been made to or such financing provided by such person during the Engagement Period, subject, in the case of a public Offering, to FINRA Rule 5110(g)(5). The parties believe that the termination fee set forth herein is reasonable in relation to the services contemplated under this Second A&R Agreement.

f.	In addition to the Offering Fees or Sale Transaction Fee payable to B. Riley under this Second A&R Agreement, the Company agrees to reimburse B. Riley upon request for its out-of-pocket, accountable, bona fide expenses actually incurred in connection with its services under this Second A&R Agreement whether or not any Transaction is consummated, including any fees and disbursements of legal counsel, provided that in the case of a public Offering such expense reimbursement shall be to the extent permitted by FINRA regulations. The provisions of this Section shall not in any way limit the Company’s obligations pursuant to Section 5 or Appendix I hereto.

g.	In addition to the reimbursable expenses set forth in clause 2(a)(ii)(f) above, the Company acknowledges and agrees that it will be responsible for and shall pay all costs and expenses incident to the Sale Transaction and/or the purchase, sale and delivery of Securities in each Offering, including, without limitation, all fees and expenses of filing with the SEC and FINRA; all Blue Sky fees and expenses; all fees and disbursements of counsel and accountants for the Company; all printing costs; all costs of background investigations; all “road show” costs (regardless of the form in which the roadshow is conducted) and all costs of Company and B. Riley personnel, including but not limited to, commercial or charter air travel, and local hotel accommodations and transportation.

3.	Other Transactions.

(a)	The Company grants B. Riley the right to act in the following capacities in any of the following transactions entered into or contemplated by the Company during the Engagement Period or within 24 months thereafter (each, an “Other Transaction”), subject to FINRA Rule 5110(g)(5) and (6):

(i)	Capital Markets: Lead underwriter and lead left bookrunner in connection with any public offering of equity, equity-linked or debt securities or other capital markets financing, with B. Riley’s name on the cover of any public offering prospectus in the upper left relative to the names of the other underwriters participating in the transaction and B. Riley managing all of the “roadshow” logistics and all stabilization transactions and with B. Riley receiving no less than 50% of the syndicate position; sole distribution agent with regard to an At-the-Market program for equity, debt or debt-like securities; sole placement agent in any private offering of equity or equity-linked, or debt or debt-like, securities or other capital markets financing; and sole purchaser in any committed equity facility or equity line of credit; and

(ii)	Mergers and Acquisitions: Financial advisor in connection with any purchase or sale of assets or stock, merger, acquisition, business combination, joint venture or other strategic transaction.

(b)	In the event B. Riley chooses to exercise the right set forth in this Section 3, B. Riley’s compensation in connection with any Other Transaction shall be determined by separate agreement between the Company and B. Riley on the basis of compensation customarily paid to financial advisors, underwriters or placement agents in similar transactions.

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	7

Engagement Letter
ONE Nuclear Energy	September 23, 2026

4.	Information to be Provided.

(a)	B. Riley and its affiliates, agents and counsel will be accorded access to and may examine documents, records and other materials and information of the Company and its subsidiaries (all information so furnished being the “Information”) as B. Riley reasonably deems appropriate to perform its assignment hereunder. The Company will provide B. Riley with access to officers, directors, employees, accountants, counsel and other representatives of the Company (collectively, the “Representatives”) and, as practicable, the Purchaser Entity. The Company recognizes and confirms that B. Riley and its affiliates, agents and counsel: (i) will use and rely primarily on the Information, information supplied to B. Riley by the Company or any Representative of the Company or the Purchaser Entity and information available from generally recognized public sources in performing the services contemplated by this Second A&R Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets or liabilities of the Company or the Purchaser Entity or any of their market competitors. The Company represents and warrants to B. Riley that all such Information concerning the Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. B. Riley shall have the benefit of, and shall be an intended third party beneficiary of, the representations and warranties provided by the Company to any investor(s) in a securities purchase agreement or other definitive agreement entered into in connection with an Offering. To the extent structured as a private placement, the Company represents to B. Riley that it has not taken, and agrees that it will not take, any action, directly or indirectly, so as to cause any Offering to fail to be entitled to any applicable exemption from registration afforded by the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder. In effecting any Offering, the Company agrees to comply in all material respects with applicable provisions of the Act, the rules and regulations promulgated thereunder and any applicable state laws and requirements, as well as any federal, state or foreign judicial decisions or opinions related thereto.

(b)	The Company acknowledges and agrees that B. Riley’s role in reviewing any information (including, but not limited to, the Information) is limited solely to performing such reviews as B. Riley deems necessary for purposes of its own analysis, and shall not be on behalf or for the benefit of the Company or any other person.

(c)	In the event of a Sale Transaction involving the distribution of securities, the Company will cause to be delivered and addressed to B. Riley customary auditors’ comfort letters, opinions and negative assurance letters of counsel, officers’ certificates and other documentation reasonably requested by B. Riley.

5.	Indemnification. The Company agrees to indemnify B. Riley and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I hereto, which is incorporated herein by reference, and agrees to the other provisions of Appendix I hereto, regardless of whether any proposed Transaction is consummated. The obligations of the Company pursuant to this paragraph and Appendix I hereto shall survive any expiration or termination of this Second A&R Agreement or B. Riley’s engagement hereunder.

6.	Term of Engagement Period; Survival of Provisions.

(a)	The parties hereby acknowledge and agree that the term of B. Riley’s engagement (the “Engagement Period”) began on March 13, 2025 and shall continue until either party terminates the Engagement Period solely upon 10 days written notice to the other party.

(b)	This Second A&R Agreement (other than B. Riley’s obligation to provide services hereunder) and Appendix I shall survive any termination of the Engagement Period. With respect to the fees, costs and expenses set forth in Section 2, upon termination of the Engagement Period, B. Riley shall be entitled to collect all such fees, costs and expenses accrued through the date of termination in accordance with the terms of Section 2.

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	8

Engagement Letter
ONE Nuclear Energy	September 23, 2026

7.	Independent Contractor; No Fiduciary Duty. The Company acknowledges and agrees that it is a sophisticated business enterprise and that B. Riley has been retained pursuant to this Second A&R Agreement to act as sole placement agent in connection with Offerings and exclusive financial advisor with respect to the Sale Transaction. In such capacities, B. Riley shall act as an independent contractor and not as an agent or fiduciary to the Company or its shareholders, and any duties of B. Riley arising out of its engagement pursuant to this Second A&R Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

8.	Announcements of Transactions. If a Transaction is consummated in which B. Riley acts as placement agent, lead underwriter and/or lead left bookrunner and/or financial advisor or otherwise, B. Riley may, at its sole option and expense, place an announcement in such newspapers, periodicals and marketing materials as B. Riley may choose stating that B. Riley has so acted, and the capacity in which it has acted. B. Riley may include the name of the Company and the Company’s logo or other identifying mark in any of its announcements without the consent of the Company.

9.	Amendments; Other Engagements.

(a)	This Second A&R Agreement may be modified or amended, or its provisions waived, only in a writing signed by each of the parties hereto.

(b)	The Company further understands that if B. Riley is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification and contribution provisions. The provisions of Appendix I hereto shall apply to any such additional engagements, unless superseded by similar provisions set forth in a separate document applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of B. Riley’s engagement(s).

10.	No Commitment. This Second A&R Agreement does not and will not constitute any agreement, commitment or undertaking, express or implied on the part of B. Riley or any of its affiliates to purchase or to sell any securities (including, but not limited to, the Securities) or to provide any financing and does not ensure the successful arrangement or completion of any Transaction.

11.	Non-Circumvention. The Company hereby covenants and agrees that it shall not, by amendment of its charter documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Second A&R Agreement, and will at all times in good faith carry out all of the provisions of this Second A&R Agreement and take all action as may be reasonably required to protect the rights of B. Riley herein. Additionally, if the Company is not the party issuing securities pursuant to the placement agreement or underwriting agreement, the defined term “Company” as used in this Second A&R Agreement shall also include such issuing party and the Company shall cause such issuing party to acknowledge and agree the foregoing in such placement agreement or underwriting agreement.

12.	Entire Agreement. This Second A&R Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	9

Engagement Letter
ONE Nuclear Energy	September 23, 2026

13.	Severability. If any portion of this Second A&R Agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Second A&R Agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the Second A&R Agreement shall be severable.

14.	Beneficiaries. This Second A&R Agreement shall inure to the sole and exclusive benefit of B. Riley and the Company and the persons referred to in Appendix I and their respective successors and representatives. The obligations and liabilities under this Second A&R Agreement shall be binding upon B. Riley and the Company. The Company may not assign or delegate any of its rights or obligations hereunder without B. Riley’s prior written consent and any such purported assignment or delegation without B. Riley’s prior written consent shall be void.

15.	Headings. The descriptive headings of the paragraphs, subparagraphs and Appendixes of this Second A&R Agreement are inserted for convenience only, do not constitute a part of this Second A&R Agreement and shall not affect in any way the meaning or interpretations of this Second A&R Agreement.

16.	Failure or Delay No Waiver. It is understood and agreed that failure or delay by either the Company or B. Riley in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

17.	Governing Law; Waiver of Trial by Jury. This Second A&R Agreement and all aspects of the relationship created by this engagement and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County or the United States District Court for the Southern District of New York and agrees to venue in such courts. Notwithstanding the foregoing, solely for purposes of enforcing the Company’s obligations under Appendix I hereto, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim relating to or arising out of this engagement is brought by or against any Indemnified Party. B. RILEY AND THE COMPANY EACH HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS ENGAGEMENT.

18.	Prevailing Party. The prevailing party in any dispute relating to or arising from this Second A&R Agreement shall have the right to collect from the other party its reasonable costs and attorneys’ fees.

19.	Limitation of Liability. In no event shall B. Riley, or any other agent, affiliate, or contractor of B. Riley, be liable to the Company for any incidental, indirect, special or consequential damages (i.e., lost profits) arising out of, or in connection with, this Second A&R Agreement, whether or not such party was advised of the possibility of such damage. The Company further agrees that the liability limit of B. Riley and its affiliates, agents, or contractors shall in no event be greater than the aggregate dollar amount which the Company paid to B. Riley during the term of this Second A&R Agreement.

20.	Interpretation. No provision of this Second A&R Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

21.	Counterparts. This Second A&R Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. Facsimile and .pdf signatures to this Second A&R Agreement shall be acceptable and binding.

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	10

Engagement Letter
ONE Nuclear Energy	September 23, 2026

If the foregoing terms correctly set forth our agreement, please sign and return to us a duplicate copy of this Second A&R Agreement. We look forward to working with you toward the successful conclusion of this engagement.

Very truly yours,

B. RILEY SECURITIES, INC.

By:	/s/ Andy Moore

Confirmed and accepted:

ONE Nuclear Energy, LLC

By:	/s/ Kevin Dowd

Name:	Kevin Dowd

Title:	Chief Operating Officer

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	11

Engagement Letter
ONE Nuclear Energy	September 23, 2026

APPENDIX I

The Company agrees to indemnify and hold harmless B. Riley and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, members, managers, employees, agents and controlling persons (B. Riley and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by B. Riley of the services contemplated by or the engagement of B. Riley pursuant to, this Second A&R Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from B. Riley’s willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of B. Riley pursuant to, or the performance by B. Riley of the services contemplated by, this Second A&R Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from B. Riley’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this Second A&R Agreement is for any reason held unenforceable by or unavailable to an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable or unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and B. Riley on the other hand, of the Transactions as contemplated whether or not any Transaction is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable or unavailable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and B. Riley, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and B. Riley of the Transactions as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Transactions bear to the fees paid or to be paid to B. Riley under this Second A&R Agreement. Notwithstanding the foregoing, the Company expressly agrees that B. Riley shall not be required to contribute any amount in excess of the amount by which fees paid B. Riley hereunder (excluding reimbursable expenses) exceeds the amount of any damages which B. Riley has otherwise been required to pay.

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	12

Engagement Letter
ONE Nuclear Energy	September 23, 2026

The Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under the provisions of this Second A&R Agreement, whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding, without B. Riley’s prior written consent, which consent shall not be unreasonably withheld in the case of any claim, action or proceeding involving only the payment of money damages), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Party from all liability in any way related to or arising out of such claim, action or proceeding and (ii) does not impose any actual or potential liability upon any Indemnified Party and does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, due care, loyalty, expertise or reputation of any Indemnified Party or any action or inaction by any Indemnified Party. The Company’s recourse with respect to any liability or obligation of B. Riley hereunder shall be limited to the assets of B. Riley, and the Company shall have no recourse against, and expressly waives its right to bring any claim against, any other Indemnified Party or any of their assets.

In the event that an Indemnified Party is requested, authorized by the Company, or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse B. Riley on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel. In addition to any reimbursed fees, expenses or costs outlined hereunder, B. Riley shall also receive from the Company cash compensation of $2,000.00 per person, per day, plus reasonable out-of-pocket expenses and costs should B. Riley be required to provide testimony in any formal or informal proceeding regarding the Company.

If multiple claims are brought, at least one for which indemnification is permitted under applicable law and provided for under this Second A&R Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify B. Riley in writing thereof and, if requested by B. Riley, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein on terms and conditions satisfactory to B. Riley.

The foregoing provisions of this Appendix I are in addition to rights B. Riley may have at common law or otherwise, shall inure to the benefit of the Indemnified Parties and their respective successors and assigns and shall be binding on any successor or assign of the Company and successors or assigns to the Company’s business or assets. The provisions of this Appendix I shall apply to any amendments, modifications or future additions to the engagement described in this Second A&R Agreement and related activities prior to the date of this Second A&R Agreement and shall remain in full force and effect notwithstanding any termination or expiration of this Second A&R Agreement.

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	13

Engagement Letter
ONE Nuclear Energy	September 23, 2026

APPENDIX II

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	14